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                                                          EXHIBIT 99.B(a)2.b.

                           ARTICLES SUPPLEMENTARY FOR
                   AMERICAN NATIONAL INVESTMENT ACCOUNTS, INC.

             Designation of New Series and Classification of Shares

         Pursuant to the provisions of Section 2-208 of the Maryland General Corporation Law, American National Investment Accounts, Inc. (the "Corporation") adopts the following Articles Supplementary:

                                   ARTICLE ONE

         The Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

                                   ARTICLE TWO

         The Corporation has two billion (2,000,000,000) shares of $0.01 par value common stock authorized. The aggregate par value of the Corporation's stock is twenty million dollars ($20,000,000).

                                  ARTICLE THREE

         Prior to the adoption of these Articles Supplementary, the Corporation had the following four single-class series of shares: the "Growth Portfolio", comprised of one hundred fifteen million (115,000,000) shares; the "Equity Income Portfolio", comprised of one hundred twenty million (120,000,000) shares; the "Balanced Portfolio", comprised of one hundred fifteen million (115,000,000) shares; and the "Money Market Portfolio", comprised of one billion fifty million (1,050,000,000) shares, each of the shares of such series having a par value of one cent ($0.01) per share.

                                  ARTICLE FOUR

         At a meeting of the Board of Directors of the Corporation held on February 17, 2000, in accordance with Section 2-208 of the Maryland General Corporation Law and Article V of the Corporation's Amended and Restated Articles of Incorporation, the Board of Directors of the Corporation passed a resolution designating four new single-class series of the Corporation's stock, as named immediately below, and classifying eighty-five million (85,000,000) shares of the Corporation's authorized but unissued and unclassified stock into such four new series as follows:

         Government Bond Portfolio         fifteen million (15,000,000) shares
         Small-Cap/Mid-Cap Portfolio       ten million (10,000,000) shares
         High Yield Bond Portfolio         forty million (40,000,000) shares
         International Stock Portfolio     twenty million (20,000,000) shares.


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Each of the shares of such series shall have a par value of one cent ($0.01).
Such shares shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption described in the Corporation's Amended and Restated Articles of Incorporation.


IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary on the 14th day of April, 2000. The foregoing Articles Supplementary shall be effective as of May 1, 2000.


ATTEST:                                          AMERICAN NATIONAL INVESTMENT
                                                 ACCOUNTS, INC.


    /s/ Teresa Axelson                     By:    /s/ Michael W. McCroskey
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  Teresa E. Axelson, Secretary                Michael W. McCroskey, President


         THE UNDERSIGNED, President of American National Investment Accounts, Inc., who executed on behalf of said Corporation the foregoing Articles Supplementary, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles Supplementary to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information, and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.



                                                 /s/ Michael W. McCroskey
                                              ------------------------------
                                               Michael W. McCroskey, President



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